DENNY’S CORPORATION ANNOUNCES $25 MILLION ACCELERATED SHARE
REPURCHASE PROGRAM

SPARTANBURG, S.C., November 16, 2018 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced that the Company has entered into a variable term, capped accelerated share repurchase (the “ASR”) agreement with MUFG Securities EMEA plc (“MUFG”), to repurchase an aggregate $25 million of the Company’s common stock. The ASR agreement is part of the Company’s share repurchase program authorizing the repurchase of up to $200 million of common stock as originally announced on October 31, 2017. The ASR agreement will be funded primarily through the Company’s existing $400 million revolving credit facility. As of September 26, 2018, the Company had $278 million of funded debt under its existing credit facility and approximately $159 million remaining in existing share repurchase authorization.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Our plan to accelerate our share repurchase program demonstrates the confidence we have in our ability to grow the Denny’s brand through our on-going revitalization initiatives and our recently announced refranchising and growth strategy. Including this $25 million ASR program, our cumulative share repurchases will approximate $420 million since beginning the program in November 2010. Going forward we remain committed to profitable system sales growth, driving market share gains, generating strong returns on invested capital and continuing our long-standing practice of returning cash to shareholders through share repurchases.”

The total aggregate number of shares of Company common stock to be repurchased pursuant to the ASR agreement will be based generally on the average of the daily volume-weighted average prices of the Company’s common stock, less a fixed discount, over the term of the ASR agreement, subject to a minimum number of shares. The ASR agreement is expected to be completed no later than March 2019, although the completion date may be accelerated or, under certain circumstances, extended, at MUFG’s option. All shares of the Company’s common stock delivered under the ASR will be immediately converted to treasury shares.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 26, 2018, Denny’s had 1,715 franchised, licensed, and company restaurants around the world including 128 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, the Philippines, Costa Rica, the United Arab Emirates, Guam, El Salvador, Guatemala, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2017 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-248-062